Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Telephone and Data Systems, Inc. of our report dated June 28, 2022, relating to the financial statements and supplemental schedule of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Madison, Wisconsin
August 9, 2022